                                                                    EXHIBIT 21.1


                                     OZ.COM

                              LIST OF SUBSIDIARIES

                    Jurisdiction of Incorporation         Names Under Which
Name                       or Organization            Subsidiary Does Business
----                -----------------------------     ------------------------
OZ hf                          Iceland                       OZ.COM

OZ.COM AB                      Sweden                        OZ.COM

SmartVR, Inc.                  Delaware                      OZ.COM

SmartVR hf                     Iceland                       OZ.COM

OZMO.COM, Inc.                 California                    OZ.COM

* OZMO.COM, Inc. is in the process of changing its name to Propheus.com, Inc.